Exhibit 99.1

Contact:	W. John Fuller For LNB Bancorp, Inc. 216.978.7643

LNB BANCORP, INC. NAMES LOCAL LEADERS KEVIN C. MARTIN,
DONALD F. ZWILLING TO BOARD OF DIRECTORS

LORAIN, Ohio — July 5, 2005 – LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that local business and community leaders Kevin C. Martin and Donald F. Zwilling have been named to LNBB’s Board of Directors, effective July 1, 2005.

Martin is president and chief executive officer of EMH Regional Healthcare System, based in Elyria, Ohio and Zwilling is shareholder and director of Barnes Wendling CPAs, Inc. and director in charge of its Sheffield Village Office.

“We are indeed fortunate to have two outstanding additions to our Board, both with excellent backgrounds and strategic business knowledge,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp. “Their long-standing service industry experience with a variety of consumer and business clients is the perfect complement to provide strategic insight and support as LNBB seeks to grow and thrive as an independent community bank.”

Martin, who has more than 20 years of healthcare management experience, has served as president and CEO at EMH since 1998. A resident of Avon Lake, he joined the hospital system in 1989 as vice president, finance and was named chief financial officer in 1993 and served as interim chief operating officer from 1997 to 1998. Under his leadership, EMH is an eight time recipient of the “100 Top Hospital Award”, a distinction shared by only three hospitals nationwide. A leader in the community and his profession, Martin has served as chairman of the Lorain County Chamber of Commerce and is chairman of the Cleveland-based Center for Health Affairs and serves on the board of the Ohio Hospital Association.

“I am truly honored to serve on the LNBB Board of Directors,” said Martin. “I look forward to playing a role in helping the bank fulfill its vision to grow with its customers and community.”

Aside from two years in the military, Zwilling has spent his entire professional career with Barnes Wendling, a Cleveland-based firm with four offices in Northeast Ohio. The Sheffield Village office, where Zwilling is in charge, represents the largest public accounting office in Lorain County. He is a Certified Public Accountant (CPA), Accredited in Business Valuation (ABV) with the American Institute of CPAs and a Certified Valuation Analyst (CVA) with the National Association of Certified Valuation Analysts. A Bay Village resident, he has previously served as a member of Bay Village City Council and an officer of a number of community organizations.

“It is a privilege to work with new CEO Dan Klimas and the Board of LNBB. I know they are celebrating 100 years of a rich heritage and I am pleased to help them as they head into their second century,” said Zwilling.

About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $781 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Online Brokerage Services. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.